Exhibit 2.1

AGREEMENT

AND

PLAN OF MERGER

BY AND AMONG

MCT HOLDING CORPORATION,

DAKOTA PLAINS, INC., AND

DP ACQUISITION CORPORATION

Table of Contents

ARTICLE 1 Merger		1
1.1	Effects of Merger	1
1.2	Effect on DP Capital Stock and Merger Subsidiary Capital Stock	2
1.3	Rights of Holders of DP Capital Stock	3
1.4	Procedure for Exchange of Certificates, Book Entries	3
1.5	Dissenting Shares	4
1.6	Directors and Officers of MCT Holding and of the Surviving Company	5
1.7	Tax Treatment	5

ARTICLE 2 Representations and Warranties of Dakota Plains		5
2.1	Organization and Good Standing	5
2.2	Authority and Authorization; Conflicts; Consents	6
2.3	Capitalization	6
2.4	Litigation	7
2.5	No Brokers or Finders	7
2.6	Tax Matters	7
2.7	Contracts and Commitments	8
2.8	Affiliate Transactions	9
2.9	Compliance with Laws; Permits	9
2.10	Financial Statements	10
2.11	No Undisclosed Liabilities	10
2.12	Books and Records	10
2.13	Real Property	10
2.14	Insurance	10
2.15	Environmental Matters	11
2.16	Absence of Certain Developments	11
2.17	Employee Benefit Plans	11
2.18	Employees	12
2.19	Proprietary Information and Inventions	12
2.20	Intellectual Property	12
2.21	Tax-Free Reorganization	12
2.22	Full Disclosure	12
2.23	Private Placement	12

ARTICLE 3 Representations and Warranties of MCT Holding and Merger Subsidiary		12
3.1	Organization and Good Standing	12
3.2	Authority and Authorization; Conflicts; Consents	13
3.3	Capitalization	13
3.4	Litigation	14
3.5	No Brokers or Finders	14
3.6	Tax Matters	14
3.7	Contracts and Commitments	16
3.8	Affiliate Transactions	16
3.9	Compliance with Laws; Permits	17
3.10	Exchange Act Reports	17
3.11	No Undisclosed Liabilities	18
3.12	Books and Records	18
3.13	Real Property	18
3.14	Insurance	18

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3.15	Environmental Matters	18
3.16	Absence of Certain Developments	19
3.17	Employee Benefit Plans	19
3.18	Employees	19
3.19	Proprietary Information and Inventions	19
3.20	Intellectual Property	19
3.21	Tax-Free Reorganization	20
3.22	Full Disclosure	20
3.23	Private Placement	20
3.24	Trading Matters	20
3.25	Shell Company Status	20
3.26	Prepaid Assets	20
3.27	Disposition of Assets	20

ARTICLE 4 Additional Covenants and Agreement		20
4.1	Governmental Filings	20
4.2	Expenses	21
4.3	Tax Treatment	21
4.4	Press Releases	21
4.5	Securities Law Filings	21
4.6	Disposition of Assets	21

ARTICLE 5 Deliveries at Closing		21
5.1	Closing Deliveries of Dakota Plains	21
5.2	Closing Deliveries of MCT Holding	22

ARTICLE 6 General Provisions		23
6.1	Notices	23
6.2	No Survival	24
6.3	Interpretation	24
6.4	Severability	24
6.5	Entire Agreement; Amendment; Waiver	24
6.6	Counterparts	24
6.7	Third-Party Beneficiaries	24
6.8	Governing Law	24
6.9	Jurisdiction; Service of Process	24

ARTICLE 7 Certain Definitions		25
Exhibit A – Form of Successor Company Articles of Incorporation
Exhibit B – Form of Successor Company Bylaws
Exhibit C – Form of Articles of Merger
Exhibit D – Form of Replacement Warrant
Exhibit E – Form of Claypool Employment Agreement
Exhibit F – Form of Brady Employment Agreement
Exhibit G – Form of Dillon Employment Agreement

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AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this “Agreement”) is entered into effective as of the 22nd day of March 2012, by and among MCT Holding Corporation, a Nevada corporation (“MCT Holding”), Dakota Plains, Inc. a Minnesota corporation (“Dakota Plains”), and DP Acquisition Corporation, a Minnesota corporation (“Merger Subsidiary”). Certain capitalized terms used in this Agreement are defined in Article 7.

Background

A.

The respective Boards of Directors of the parties have (i) determined that it is in the best interests of such corporations and their respective security holders to consummate a merger of Merger Subsidiary with and into Dakota Plains (the “Merger”) and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

B.

Pursuant to the Merger, among other things, the outstanding shares of capital stock of Dakota Plains, Inc. will be converted into the right to receive upon Closing (as defined in this Agreement) and thereafter, the Merger Consideration (as defined in this Agreement);

C.	The parties intend to adopt this Agreement as a “plan of conversion” within the meaning of the Minnesota Business Corporation Act or any successor statute (the “MBCA”);

D.

The parties intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and intend that the Merger and the other transactions contemplated by this Agreement be undertaken pursuant to such plan;

E.

The parties intend that the Merger will qualify as a “reorganization,” within the meaning of Code Section 368(a), and that the parties will each be a “party to a reorganization,” within the meaning of Code Section 368(b), with respect to the Merger.

Agreement

          In consideration of the foregoing, and the representations, warranties, and covenants contained in this Agreement, each party hereby agrees as follows:

ARTICLE 1
Merger

          At the Merger Time (as defined herein), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the MBCA, Merger Subsidiary will merge with and into Dakota Plains, the separate corporate existence of Merger Subsidiary will cease, and Dakota Plains will continue as the surviving corporation and as a wholly owned subsidiary of MCT Holding. Dakota Plains, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

          1.1          Effects of Merger.

                    (a)          Subject to the provisions of ARTICLE 5, the closing of the Merger and the other transactions contemplated hereby will take place on the date hereof at the offices of

Faegre Baker Daniels LLP, or its successor entity, in Minneapolis, Minnesota (the “Closing,” and the date of the Closing will be referred to interchangeably as the “Closing Date,” as the case may be). On the Closing Date, to effect the Merger the parties hereto will cause Articles of Merger to be duly filed with the Secretary of State for the State of Minnesota. The Merger will be effective on the later of (i) 4:00 p.m. March 22, 2012 and (ii) the date and time that Articles of Merger are duly filed with the Secretary of State for the State of Minnesota (the “Merger Time”).

                    (b)          Each of MCT Holding, Dakota Plains and Merger Subsidiary will use its reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the MBCA. If at any time after the Merger Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either Dakota Plains or Merger Subsidiary, the officers of MCT Holding and the Surviving Company are fully authorized in the name of Dakota Plains and Merger Subsidiary to take, and will take, all such lawful and necessary action provided that any action so taken is consistent with the terms and conditions of this Agreement.

                    (c)          The articles of incorporation set forth in Exhibit A will be the articles of incorporation of the Surviving Company at and after the Merger Time, until thereafter amended as provided by law and such articles of incorporation. The bylaws set forth in Exhibit B will be the bylaws of the Surviving Company at and after the Merger Time, until thereafter amended as provided by law and such bylaws.

          1.2          Effect on DP Capital Stock and Merger Subsidiary Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Merger Time:

                    (a)          Each share of DP Common Stock issued and outstanding immediately prior to the Merger Time (other than shares to be extinguished pursuant to this Section 1.2 and the Dissenting Shares as defined in Section 1.5 below) will be cancelled and extinguished and automatically converted into the right to receive one (1) fully paid and non-assessable share of MCT Common Stock. MCT Holding will issue to each holder of DP Common Stock (other than holders of shares extinguished pursuant to this Section 1.2 and Dissenting Shares) certificates or Book Entries evidencing the number of shares of MCT Common Stock determined in accordance with the foregoing, with each fractional share rounded up to the nearest whole share.

                    (b)          At the Merger Time, the Surviving Company will assume and continue the Dakota Plains, Inc. 2011 Equity Incentive Plan. Options to purchase an aggregate of 250,000 shares of DP Common Stock that are issued and outstanding under the 2011 Equity Incentive Plan immediately prior to the Merger Time (collectively, the “Options”) will become an option to purchase one (1) share of MCT Common Stock for each share of DP Common Stock represented by the Options immediately prior to the Merger Time, exercisable at the same price per share as the original Option, as previously adjusted to reflect a share division.

                    (c)          Warrants to purchase an aggregate of 4,150,000 shares of DP Common Stock that are issued and outstanding immediately prior to the Merger Time (collectively, the “Warrants”) will be exchanged into warrants to purchase one(1) share of MCT Common Stock for each share of DP Common Stock represented by the Warrants immediately prior to the Merger Time, exercisable at the same price per share as the original Warrant, as previously adjusted to reflect a share division, with each fractional warrant share rounded up to the nearest whole share (the “Replacement Warrants”). The Replacement Warrants will be substantially in the form attached hereto as Exhibit C.

                    (d)          A total of 530,000 restricted shares of DP Common Stock outstanding immediately prior to the Merger Time (the “DP Restricted Stock”), 450,000 of which were issued and restricted pursuant to an Employment Agreement between Dakota Plains and Gabriel G. Claypool dated February 22, 2011 and 100,000 of which were issued and restricted pursuant to an Employment Agreement between Dakota Plains and Nicholas Q. Dillon dated April 5, 2011, will be exchanged into one (1) restricted share of MCT Common Stock for each share of DP Restricted Stock outstanding immediately prior to the Merger Time, with each fractional share rounded up to the nearest whole share, subject to the vesting, risk of forfeiture and other conditions set forth in the respective forms of Employment Agreement attached hereto as Exhibit E and Exhibit G. The certificates representing such restricted shares of MCT Common Stock will accordingly be marked with appropriate legends.

                    (e)          Each share of common stock, $0.001 par value per share, of Merger Subsidiary issued and outstanding immediately prior to the Merger Time will be automatically converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company; and

                    (f)          All shares of MCT Common Stock issued upon the surrender of and exchange of DP Stock for shares in accordance with the terms and conditions of this Section 1.2 will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of DP Stock.

          1.3          Rights of Holders of DP Capital Stock.

                    (a)          From and after the Merger Time and until surrendered for exchange, each outstanding stock certificate or Book Entry that immediately prior to the Merger Time represented shares of DP Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 1.2) will be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of MCT Common Stock into which such shares of DP Stock will have been converted pursuant to Section 1.2(a) above. The record holder of each such outstanding certificate or Book Entry representing shares of DP Stock, will, immediately after the Merger Time, be entitled to vote the shares of MCT Common Stock into which such shares of DP Stock have been converted on any matters on which the holders of record of the MCT Common Stock, as of any date subsequent to the Merger Time, are entitled to vote. In any matters relating to such certificates or Book Entries of DP Stock, MCT Holding may rely conclusively upon the record of shareholders maintained by Dakota Plains containing the names and addresses of the holders of record of DP Stock on the Closing Date.

                    (b)          At the Merger Time, MCT Holding shall have reserved a sufficient number of authorized but unissued shares of MCT Common Stock for issuance in connection with the issuance of the Merger Consideration upon automatic conversion of DP Stock into MCT Common Stock at the Merger Time and a sufficient number of authorized but unissued shares of MCT Common Stock for issuance in connection with the exercise of the Replacement Options and Replacement Warrants.

          1.4          Procedure for Exchange of Certificates, Book Entries.

                    (a)          After the Merger Time, each record holder of outstanding shares of DP Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 1.2) will be entitled to receive certificates or Book Entries representing the number of whole shares of MCT Common Stock into which shares of DP Stock shall have been converted as provided in Section 1.2 hereof. MCT Holding shall not be obligated to deliver certificates representing shares of MCT Common Stock, to which any holder of shares of DP Stock is entitled, until such holder surrenders the certificate(s), if any, representing such DP Stock. Upon surrender, each certificate evidencing DP Stock shall be canceled. If there is a transfer of DP Stock ownership that has not been registered in the transfer records of Dakota Plains, a certificate representing the proper number of shares of MCT Common Stock may be issued to a Person other than the Person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of MCT Holding, such certificate, if any, shall be properly endorsed or otherwise be in proper form for transfer, (y) the Person requesting such transfer shall pay any transfer or other Taxes required by reason of the issuance of shares of or certificates, if any, representing shares of MCT Common Stock to a Person other than the registered holder of such shares or establish to the reasonable satisfaction of MCT Holding that such Tax has been paid or is not applicable, and (z) the issuance of such shares of or certificates, if any, representing shares of MCT Common Stock shall not, in the sole discretion of MCT Holding, violate the requirements of Section 4(2) of the Securities Act with respect to the private placement of MCT Common Stock that will result from the Merger.

                    (b)          Any shares of MCT Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by MCT Holding of a written opinion of counsel reasonably satisfactory in form and substance to MCT Holding to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws. Restrictive legends will be placed on all certificates representing shares of MCT Common Stock issued in the Merger, substantially as follows:

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE REGISTRATION OR SIMILAR REQUIREMENTS OF THE SECURITIES LAWS.

                    (c)          Excluding any shares of DP Stock held in Book Entry, in the event any certificate for shares of DP Stock shall have been lost, stolen or destroyed, MCT Holding shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of a sworn affidavit of that fact by the holder thereof, one or more certificates representing such shares of MCT Common Stock as provided herein; provided, however, that MCT Holding, in its discretion and as a condition precedent to the issuance of such certificates, may require the holder of the shares represented by such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against MCT Holding or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

          1.5          Dissenting Shares. Shares of DP Stock outstanding immediately prior to the Merger Time and held by a shareholder of Dakota Plains who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and preserved dissenters’ rights with respect to such shares in accordance with Chapter 302A.473 of the MBCA (the “Dissenting Shares”) will not be converted into or represent a right to receive shares of MCT Common Stock pursuant to Section 1.2 above, but the holders thereof shall be entitled only to such rights as are granted by Chapter 302A.471 of the MBCA. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Chapters 302A.471 and 302A.473 of the MBCA, will receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares has effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Chapters 302A.471 or 302A.473 of the MBCA, such holder or holders (as the case may be) will forfeit the right to appraisal of such shares and each such share will thereupon be deemed to have been canceled, extinguished and converted, as of the Merger Time, into and represent the right to receive the shares of MCT Common Stock as provided in Section 1.2 above.

          1.6          Directors and Officers of MCT Holding and of the Surviving Company.

                    (a)          As of the Effective Date, all members of MCT Holding’s board of directors (the “Board”) have resigned as members of the Board effective as of the Merger Time. Dakota Plains has appointed, and MCT Holding hereby consents to the appointment of, Gabriel G. Claypool, Paul M. Cownie, David J. Fellon, Terry H. Rust and John W. Whitaker to serve as new Board members as of the Merger Time. The parties agree and acknowledge that a majority of the new members of the Board are eligible to serve as independent Board members. For purposes of this Agreement, a Board member is independent if such director would be considered independent under rules or standards promulgated by a national securities exchange selected by Dakota Plains in its sole discretion, which exchange must be registered under section 6 of the Exchange Act.

                    (b)          As of the Merger Time, the officers of Dakota Plains immediately prior to the Merger Time will become the officers of MCT Holding, each to hold office until their respective successors are duly appointed or such Persons are removed from office in accordance with applicable law and the articles of incorporation and bylaws of MCT Holding. All officers of MCT Holding immediately prior to the Merger Time will resign or be terminated, effective as of the Merger Time, in accordance with Section 5.2(c).

                    (c)          The directors of Dakota Plains immediately prior to the Merger Time will become the sole directors of the Surviving Company. As of the Merger Time, the officers of Dakota Plains immediately prior to the Merger Time will become the sole officers of the Surviving Company. Each such director and officer will hold such office until their respective successors are duly appointed or such Persons are removed from office in accordance with applicable law and the articles of incorporation and bylaws of the Surviving Company.

          1.7          Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a tax-free reorganization under Section 368(a) of the Code (and comparable provisions of any applicable state or local laws).

ARTICLE 2
Representations and Warranties of Dakota Plains

Dakota Plains hereby represents and warrants to MCT Holding as follows:

          2.1          Organization and Good Standing. Dakota Plains (a) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized and (b) has full corporate power and authority to own and lease its properties and assets and conduct its business. The copies of the articles of incorporation and bylaws of Dakota Plains that have been made available to MCT Holding are correct and complete copies of such documents as in effect as of the Effective Date. Dakota Plains is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not have a

Material Adverse Effect on the ability of Dakota Plains to consummate the transactions contemplated by this Agreement.

          2.2          Authority and Authorization; Conflicts; Consents.

                    (a)          Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of Dakota Plains have been duly authorized and approved by all necessary corporate action with respect to Dakota Plains, and each such authorization and approval remains in full force and effect. This Agreement has been duly executed and delivered by Dakota Plains and, assuming it is a valid and binding obligation of MCT Holding and Merger Subsidiary and further assuming the instrument evidencing MCT Distribution’s indemnification as described in Section 5.2(g) is a valid and binding obligation of MCT Distribution, constitutes a valid and binding obligation of Dakota Plains enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

                    (b)          Conflicts. Neither the execution or delivery by Dakota Plains of this Agreement or by Dakota Plains of any Ancillary Document nor consummation by Dakota Plains of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under its articles of incorporation or bylaws; (2) violate any applicable law or order; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Dakota Plains to accelerate, increase, terminate, modify or cancel any right or obligation under, any contract to which Dakota Plains is a party, except where such breach, violation, default, conflict or right described in clause (2) or (3) above will not have a Material Adverse Effect affect on the ability of Dakota Plains to consummate the transactions contemplated herein.

                    (c)          Consents. Except for (a) approvals under applicable state securities laws and (b) the filing of Articles of Merger with the Secretary of State for the State of Minnesota, no consent or approval by, notification to or filing with any Person is required in connection with the execution, delivery or performance by Dakota Plains of this Agreement or any Ancillary Document or consummation of the transactions contemplated herein or therein by Dakota Plains, except for any consent, approval, notice or filing, the absence of which will not have a Material Adverse Effect on the ability of Dakota Plains to consummate the transactions contemplated herein.

          2.3          Capitalization.

                    (a)          The authorized, issued and outstanding shares of capital stock of Dakota Plains and all issued and outstanding options and warrants to purchase capital stock of Dakota Plains immediately prior to the Merger Time are set forth on Schedule 2.3(a). All issued and outstanding shares of DP Stock have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights, and are free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any options, pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except those restrictions and provisions applicable to the vesting of the Options, Warrants and DP Restricted Stock. Other than as described on Schedule 2.3(a), Dakota Plains has no other equity securities or securities containing any equity features that are authorized, issued or outstanding. Except as set forth in Schedule 2.3(a), there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Dakota Plains and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Dakota Plains any shares of capital stock or other securities of Dakota Plains of any kind. Except as set forth on

Schedule 2.3(a), there are no agreements or other obligations (contingent or otherwise) which may require Dakota Plains to repurchase or otherwise acquire any shares of its capital stock.

               2.4          Litigation. There is no claim whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or other Proceeding pending or, to the Knowledge of Dakota Plains, threatened against Dakota Plains or to which Dakota Plains is a party or that is reasonably expected to adversely affect Dakota Plains and (b) Dakota Plains is not subject to any order, in each case that will have a Material Adverse Effect on the ability of Dakota Plains to consummate the transactions contemplated herein.

          2.5          No Brokers or Finders. Dakota Plains has no obligation or other liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause any party to this Agreement to become liable for payment of any fee or expense with respect thereto.

          2.6          Tax Matters.

                    (a)          For purposes of this Agreement, “DP Tax Returns” includes all Tax Returns of Dakota Plains relating to any Taxes with respect to any income, properties or operations of Dakota Plains or any of its Tax Affiliates. Except as disclosed on Schedule 2.6: (i) Dakota Plains and each of its Tax Affiliates has timely filed (or has had timely filed on its behalf) all DP Tax Returns required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it to any Tax Authority having jurisdiction; (ii) all such DP Tax Returns are complete and accurate in all material respects; (iii) Dakota Plains and each of its Tax Affiliates has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) Dakota Plains has established on the DP Balance Sheet, in accordance with GAAP, consistently applied, reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) Dakota Plains and each of its Tax Affiliates has complied with all applicable laws, rules and regulations relating to the collection or withholding of Taxes from third parties (including, without limitation, employees) and the payment thereof (including, without limitation, withholding of Taxes under Code Sections 1441 and 1442, or similar provisions under any foreign laws).

                    (b)          There are no material Liens for Taxes upon any assets of Dakota Plains or any of its Tax Affiliates, except statutory Liens for Taxes not yet due.

                    (c)          No deficiency for any Taxes has been proposed, asserted or assessed against Dakota Plains or any of its Tax Affiliates that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by Dakota Plains or any of its Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or DP Tax Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other Proceeding with regard to any DP Tax Returns or Taxes relating to Dakota Plains or any of its Tax Affiliates, nor is any such Tax audit or other Proceeding pending, nor has there been any notice to Dakota Plains by any Tax Authority regarding any such Tax audit or other Proceeding, or, to the Knowledge of Dakota Plains, is any such Tax audit or other Proceeding threatened with regard to any DP Tax Returns or Taxes or relating to Dakota Plains or any of its Tax Affiliates. Dakota Plains does not expect the assessment of any additional Taxes of Dakota Plains for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes relating to Dakota Plains or any of its Tax Affiliates that would exceed the estimated reserves established on its books and records.

                    (d)          Neither Dakota Plains nor any of its Tax Affiliates is liable for Taxes of any other Person nor is currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any Tax sharing agreement or any other agreement providing for payments by Dakota

Plains with respect to Taxes. Other than with respect to the interests held by Dakota Plains and its subsidiaries in Dakota Petroleum Transport Solutions, LLC and DPTS Marketing LLC, neither Dakota Plains nor any of its Tax Affiliates is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes. Neither Dakota Plains nor any of its Tax Affiliates has agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Code Section 481 (or any corresponding provision of state, local or foreign law) in Taxable income. Schedule 2.6 contains a list of all jurisdictions in which Dakota Plains or any of its Tax Affiliates is required to file any Dakota Plains Return and no claim has been made by a Tax Authority in a jurisdiction where Dakota Plains or any of its Tax Affiliates does not currently file DP Tax Returns, that Dakota Plains or any of its Tax Affiliates is or may be subject to Taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Tax Authority with respect to any Taxes of or any of its Tax Affiliates. Neither Dakota Plains nor any of its Tax Affiliates has entered into any gain recognition agreements under Code Section 367 and the Treasury Regulations promulgated thereunder. Neither Dakota Plains nor any of its Tax Affiliates is liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income Tax purposes.

                    (e)          Dakota Plains has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Code Section 355) in a distribution of stock qualifying for Tax-free treatment under Code Section 355.

                    (f)          Dakota Plains has not requested any extension of time within which to file any Dakota Plains Return, which return has not since been filed.

                    (g)          Neither Dakota Plains nor any Tax Affiliate has, for the five (5) year period preceding the Closing, been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

                    (h)          There have been made available to MCT Holding true and complete copies of all DP Tax Returns with respect to Taxes based on net income; and any other DP Tax Returns requested by MCT Holding that may be relevant to Dakota Plains or any of its Tax Affiliates or their respective business, assets or operations for any and all Taxable periods ending before the date hereof; and for any other Taxable years that remain subject to audit or investigation by any Tax Authority.

                    (i)          Dakota Plains and each of its Tax Affiliates is a corporation or association Taxable as a corporation for federal income Tax purposes.

                    (j)          Neither Dakota Plains nor any of its Tax Affiliates has made any election under Code Section 1362(a) to be an S corporation.

          2.7          Contracts and Commitments.

                    (a)          Schedule 2.7 lists the following agreements, if any, whether oral or written, to which Dakota Plains is a party, which are currently in effect, and which relate to the operation of the business of Dakota Plains: (i) bonus, pension, profit sharing, retirement or other forms of deferred compensation plans; (ii) hospitalization insurance or other welfare benefit plans or practices, whether formal or informal; (iii) stock purchase or stock option plans; (iv) contracts for the employment of any officer, individual employee or other Person on a full-time or consulting basis or relating to severance pay for any such Person; (v) confidentiality agreements; (vi) contracts, agreements or understandings relating to the voting of DP Stock or the election of directors of Dakota Plains; (vii) agreements or indentures relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the assets of Dakota Plains; (viii) guaranties of any obligation for borrowed money or otherwise; (ix) any lease or agreement under which Dakota Plains is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $50,000; (x) any lease or agreement under which Dakota Plains is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $50,000; (xi) contracts which prohibit Dakota Plains from freely engaging in business anywhere in the world; (xii) lease, license, participation or similar agreements or arrangements, or agreements providing for the payment or receipt of royalties or other compensation by or for Dakota Plains in connection with intellectual property rights, mineral rights (including oil and natural gas rights), or any other assets of Dakota Plains; (xiii) contracts or commitments for capital expenditures in excess of $50,000; (xiv) agreements for the sale of any capital asset; or (xv) any other agreement which is either material to the business of Dakota Plains or was not entered into in the ordinary course of business.

                    (b)          To the Knowledge of Dakota Plains, Dakota Plains has performed, in all material respects, the obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 2.7 and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; Dakota Plains has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and Dakota Plains has no Knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

          2.8          Affiliate Transactions. Except as set forth in Schedule 2.8, and other than pursuant to this Agreement, no officer, director or employee of Dakota Plains, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest in Dakota Plains (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by any of such Persons) (collectively, the “DP Insiders”), has any agreement with Dakota Plains (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Dakota Plains (other than ownership of capital stock of Dakota Plains). Except as set forth on Schedule 2.8, Dakota Plains is not indebted to any Dakota Plains Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Dakota Plains Insider is indebted to Dakota Plains (except for cash advances for ordinary business expenses). Except as set forth on Schedule 2.8, none of the DP Insiders has any direct or indirect interest in any competitor, supplier or customer of Dakota Plains or in any Person from whom or to whom Dakota Plains leases any property, or in any other Person with whom Dakota Plains transacts business of any nature. The officers, directors and employees of Dakota Plains have not, by virtue of their employment with or service to Dakota Plains, usurped any corporate opportunities of any third party to which such officer, director and employee has, or could reasonably be considered to have, a fiduciary duty under any applicable laws. For purposes of this Section 2.8 the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

          2.9          Compliance with Laws; Permits.

                    (a)          Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Dakota Plains, Dakota Plains and its officers, directors, agents and employees have complied with all applicable laws, Environmental Laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Dakota Plains, and Dakota Plains has not received any written notice, alleging a violation of any such laws, Environmental Laws, regulations or other requirements. Dakota Plains is not relying on any exemption from or deferral of any such applicable law, Environmental Laws, regulation or other requirement that would not be available to MCT Holding after it acquires the properties, assets and business of Dakota Plains.

                    (b)          Except as set forth on Schedule 2.9, Dakota Plains has no licenses, permits, Environmental Permits or certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to permit it to conduct its business and own and operate its properties.

          2.10          Financial Statements. Dakota Plains has made available to MCT Holding an audited balance sheet of Dakota Plains for the period from inception through December 31, 2010, and the related audited statements of operations, shareholders’ equity and cash flows of Dakota Plains for the periods then ended, as well as an unaudited balance sheet of Dakota Plains as of September 30, 2011, and the related unaudited statements of operations, shareholders’ equity and cash flows of Dakota Plains for the period from January 1, 2011 to September 30, 2011 (together, the “DP Financial Statements”). The DP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present the financial position of Dakota Plains as of the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated.

          2.11          No Undisclosed Liabilities. Except as reflected in the unaudited balance sheet of Dakota Plains as of September 30, 2011 or the related notes thereto (the “DP Balance Sheet”), Dakota Plains has no liabilities, whether accrued, absolute, contingent, unliquidated or otherwise, of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Dakota Plains, except (i) liabilities which have arisen since the date of the DP Balance Sheet in the ordinary course of business consistent with past practice, none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit, and which would not reasonably be expected to have a Material Adverse Effect, or (ii) liabilities under this Agreement. In the case of liabilities arising in the ordinary course of business consistent with past practice, such liabilities, other than liabilities that are accrued but not yet payable, are separately and specifically identified on Schedule 2.11.

          2.12          Books and Records. The books of account, minute books, stock record books, and other similar records of Dakota Plains, complete copies of which have been made available to MCT Holding, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Dakota Plains.

          2.13          Real Property. Schedule 2.13 lists (a) all real property owned by Dakota Plains (the “Owned Real Property”) and (b) all real property leased by Dakota Plains (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Dakota Plains has made available to MCT Holding a true, correct and complete copy of all land title surveys and all title insurance commitments or policies issued to Dakota Plains that are in its possession or control and cover any of the Owned Real Property. There is no pending or, to the Knowledge of Dakota Plains, threatened Proceeding as of the Effective Date regarding condemnation or other eminent domain matter affecting any of the Owned Real Property or any sale or other disposition of any of the Owned Real Property in lieu of condemnation.

          2.14          Insurance. The insurance policies obtained and maintained by Dakota Plains that are material to Dakota Plains are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Dakota Plains is not currently required, but may in the future be required, to pay with respect to any period ending prior to the Effective Date), and Dakota Plains has received no written notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

          2.15          Environmental Matters.

                    (a)          Dakota Plains has made available to MCT Holding a true, correct and complete copy of all Phase I and Phase II environmental site assessments of which Dakota Plains has Knowledge related to any of the Owned Real Property that are in the possession or control of Dakota Plains.

                    (b)          Dakota Plains has obtained all material permits that are required under any environmental law, except for any failure to do so that has not had a Material Adverse Effect on Dakota Plains. To the Knowledge of Dakota Plains, it is in compliance with all Environmental Laws and the terms and conditions of all material permits issued pursuant to any environmental law, except for any non compliance that has not had a Material Adverse Effect on Dakota Plains.

                    (c)          There is no Environmental Claim pending or, to the Knowledge of Dakota Plains, threatened as of the Effective Date against Dakota Plains that will have a Material Adverse Effect on Dakota Plains or will have a Material Adverse Effect on the ability of Dakota Plains to consummate the transactions contemplated herein.

                    (d)          To the Knowledge of Dakota Plains, it has complied and is in compliance, in each case in all material respects, with all applicable laws, rules, regulations, treaties and statutes promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any activity involving Hazardous Materials.

          2.16          Absence of Certain Developments. Except as disclosed in the DP Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2010, Dakota Plains has owned and operated its assets, properties and businesses consistent with past practice. Without limiting the generality of the foregoing, except as listed in Schedule 2.16, since December 31, 2010, Dakota Plains has not:

(a)	experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on Dakota Plains; or

(b)

suffered (i) any loss, damage, destruction or other property or casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which had or may reasonably be expected to result in a Material Adverse Effect on Dakota Plains.

          2.17          Employee Benefit Plans.

                    (a)          Dakota Plains does not have, and has never had, any employee benefit plan (within the meaning of Section 3(3) of ERISA), or any other plan, arrangement, program or payroll practice providing compensation, benefits or perquisites to any class of employees, former employees or directors of Dakota Plains other than the Agreements relating to the DP Restricted Stock, the Options, and the Warrants.

                    (b)          Dakota Plains does not have, and has never had, any agreement, plan or other arrangement for the benefit of any independent contractor serving Dakota Plains that is or was treated as a nonqualified deferred compensation plan under Code Section 409A.

                    (c)          The consummation of the transactions contemplated by this Agreement will not (i) cause any employee, former employee, director or independent contractor to become entitled to any severance pay, unemployment compensation or other payment; (ii) accelerate the time of payment or vesting of any benefit payable to any such Person or (iii) increase the amount of compensation or benefits due to any such Person.

          2.18          Employees. Except as otherwise set forth in Schedule 2.18, or as contemplated by this Agreement, to the Knowledge of Dakota Plains, (i) neither any executive employee of Dakota Plains nor any group of the employees of Dakota Plains has any plans to terminate his, her or its employment; (ii) Dakota Plains has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against Dakota Plains nor is Dakota Plains aware of any facts that would give rise to such a claim; (iv) no employee of Dakota Plains is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Dakota Plains; and (v) no employee or former employee of Dakota Plains has any claim with respect to any intellectual property rights of Dakota Plains.

          2.19          Proprietary Information and Inventions. No current Dakota Plains employee, consultant, or director member is a party to either any non-disclosure agreement or an alternative employment agreement with Dakota Plains containing comparable non-disclosure provisions.

          2.20          Intellectual Property. Dakota Plains neither owns nor licenses any material intellectual property.

          2.21          Tax-Free Reorganization. Dakota Plains has not taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

          2.22          Full Disclosure. The representations and warranties of Dakota Plains contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact of which Dakota Plains has Knowledge that has not been disclosed to MCT Holding pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a Material Adverse Effect on Dakota Plains or materially adversely affect the ability of Dakota Plains to consummate in a timely manner the transactions contemplated hereby.

          2.23          Private Placement. Dakota Plains has taken all necessary action on its part such that the issuance of the Merger Consideration to its security holders constitutes a valid “private placement” that is exempt from the registration requirements of the Securities Act and applicable state securities laws.

ARTICLE 3
Representations and Warranties of MCT Holding and Merger Subsidiary

MCT Holding and Merger Subsidiary hereby jointly and severally represent and warrant to Dakota Plains as follows:

          3.1          Organization and Good Standing. Each of MCT Holding, MCT Distribution and Merger Subsidiary (a) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized and (b) has full corporate power and authority to own and lease its properties and assets and conduct its business. The copies of the articles of incorporation and bylaws of each of MCT Holding, MCT Distribution and Merger Subsidiary that have been made available to Dakota Plains are correct and complete copies of such documents as in effect as of the Effective Date. MCT Holding is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not have a Material Adverse Effect on the ability of MCT Holding to consummate the transactions contemplated by this Agreement. MCT Holding has no subsidiaries other than Merger Subsidiary and MCT Distribution.

          3.2          Authority and Authorization; Conflicts; Consents.

                    (a)          Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of MCT Holding and Merger Subsidiary have been duly authorized and approved by all necessary corporate action with respect to MCT Holding and Merger Subsidiary, and each such authorization and approval remains in full force and effect. This Agreement has been duly executed and delivered by MCT Holding and Merger Subsidiary and, assuming it is a valid and binding obligation of Dakota Plains and constitutes a valid and binding obligation of MCT Holding and Merger Subsidiary enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

                    (b)          Conflicts. Neither the execution or delivery by MCT Holding and Merger Subsidiary of this Agreement or any Ancillary Document nor consummation by MCT Holding and Merger Subsidiary of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under its articles of incorporation or bylaws; (2) violate any applicable law or order; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than MCT Holding to accelerate, increase, terminate, modify or cancel any right or obligation under, any contract to which MCT Holding or Merger Subsidiary is a party, except where such breach, violation, default, conflict or right described in clause (2) or (3) above will not have a Material Adverse Effect on the ability of MCT Holding and Merger Subsidiary to consummate the transactions contemplated herein.

                    (c)          Consents. Except for (a) approvals under applicable state securities laws and (b) the filing of the Articles of Merger with the Secretary of State for the State of Minnesota, no consent or approval by, notification to or filing with any Person is required in connection with the execution, delivery or performance by MCT Holding or Merger Subsidiary of this Agreement or any Ancillary Document or MCT Holding or Merger Subsidiary’s consummation of the transactions contemplated herein or therein, except for any consent, approval, notice or filing, the absence of which will not have a Material Adverse Effect on the ability of MCT Holding or Merger Subsidiary to consummate the transactions contemplated herein.

          3.3          Capitalization.

                    (a)          The authorized, issued and outstanding shares of capital stock of MCT Holding as of the date hereof are correctly set forth on Schedule 3.3(a). The issued and outstanding shares of capital stock of MCT Holding have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights. Other than as described on Schedule 3.3(a), MCT Holding has no other equity securities or securities containing any equity features that are authorized, issued or outstanding. There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by MCT Holding and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from MCT Holding any shares of capital stock or other securities of MCT Holding of any kind. There are no agreements or other obligations (contingent or otherwise) which may require MCT Holding to repurchase or otherwise acquire any shares of its capital stock. Other than as described on Schedule 3.3(a), there are not currently any outstanding capital stock, options, warrants or other rights to acquire any shares of MCT Holding capital stock.

                    (b)          There are no registration rights and, to MCT Holding’s Knowledge, there exist no voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of MCT Holding.

                    (c)          The authorized capital of Merger Subsidiary consists of One Hundred (100) shares of common stock, par value $0.001 per share, all of which are issued and outstanding and held of record by MCT Holding as of the date hereof. The issued and outstanding shares of capital stock of Merger Subsidiary are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on Schedule 3.3(c), there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Merger Subsidiary to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock

                    (d)          The authorized capital stock of MCT Distribution consists of 50,000 shares of common stock, par value $0.001 per share, 1,000 shares of which is issued and outstanding and held of record by MCT Holding as of the date hereof, and no shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. The issued and outstanding shares of capital stock of MCT Distribution are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating MCT Distribution to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock.

                    (e)          The shares of MCT Common Stock representing the Merger Consideration will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable.

          3.4          Litigation. There is no claim whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or other Proceeding pending or, to the Knowledge of MCT Holding, threatened against Dakota Plains or to which Dakota Plains is a party or that is reasonably expected to adversely affect Dakota Plains and (b) Dakota Plains is not subject to any order, in each case that will have a Material Adverse Effect on the ability of Dakota Plains to consummate the transactions contemplated herein.

          3.5          No Brokers or Finders. Neither MCT Holding nor Merger Subsidiary has any obligation or other liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause any party to this Agreement to become liable for payment of any fee or expense with respect thereto.

          3.6          Tax Matters.

                    (a)          For purposes of this Agreement, “MCT Tax Returns” includes all Tax Returns of MCT Holding relating to any Taxes with respect to any income, properties or operations of MCT Holding or any of its Tax Affiliates. Except as disclosed on Schedule 3.6: (i) MCT Holding and each of its Tax Affiliates has timely filed (or has had timely filed on its behalf) all MCT Tax Returns required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it to any Tax Authority having jurisdiction; (ii) all such MCT Tax Returns are complete and accurate in all material respects; (iii) MCT Holding and each of its Tax Affiliates has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) MCT Holding has established on the MCT Balance Sheet, in accordance with GAAP, consistently applied, reserves that are adequate for the payment of any Taxes not yet due and payable; and (v) MCT Holding and each of its Tax Affiliates has complied with all applicable laws, rules and regulations relating to the collection or withholding of Taxes from third parties (including, without limitation, employees) and the payment thereof (including, without limitation, withholding of Taxes under Code Sections 1441 and 1442, or similar provisions under any foreign laws).

                    (b)          There are no material Liens for Taxes upon any assets of MCT Holding or any of its Tax Affiliates, except statutory Liens for Taxes not yet due.

                    (c)          No deficiency for any Taxes has been proposed, asserted or assessed against MCT Holding or any of its Tax Affiliates that has not been resolved and paid in full or is not being contested in good faith. Except as disclosed in Schedule 3.6, no waiver, extension or comparable consent given by MCT Holding or any of its Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or MCT Tax Returns is outstanding, nor is any request for any such waiver or consent pending. Except as disclosed in Schedule 3.6, there has been no Tax audit or other Proceeding with regard to any MCT Tax Returns or Taxes relating to MCT Holding or any of its Tax Affiliates, nor is any such Tax audit or other Proceeding pending, nor has there been any notice to MCT Holding by any Tax Authority regarding any such Tax audit or other Proceeding, or, to the Knowledge of MCT Holding, is any such Tax audit or other Proceeding threatened with regard to any MCT Tax Returns or Taxes or relating to MCT Holding or any of its Tax Affiliates. MCT Holding does not expect the assessment of any additional Taxes of MCT Holding for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes relating to MCT Holding or any of its Tax Affiliates that would exceed the estimated reserves established on its books and records.

                    (d)          Neither MCT Holding nor any of its Tax Affiliates is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Code Section 280G; and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by MCT Holding or any of its Tax Affiliates not to be deductible (in whole or in part) under Code Section 280G. Except as set forth on Schedule 3.6, neither MCT Holding nor any of its Tax Affiliates is liable for Taxes of any other Person nor is currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any Tax sharing agreement or any other agreement providing for payments by MCT Holding with respect to Taxes. Except as set forth on Schedule 3.6, neither MCT Holding nor any of its Tax Affiliates is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income Tax purposes. Neither MCT Holding nor any of its Tax Affiliates has agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Code Section 481 (or any corresponding provision of state, local or foreign law) in Taxable income. Schedule 3.6 contains a list of all jurisdictions in which MCT Holding or any of its Tax Affiliates is required to file any MCT Holding Return and no claim has been made by a Tax Authority in a jurisdiction where MCT Holding or any of its Tax Affiliates does not currently file MCT Tax Returns, that MCT Holding or any of its Tax Affiliates is or may be subject to Taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Tax Authority with respect to any Taxes of or any of its Tax Affiliates. Neither MCT Holding nor any of its Tax Affiliates has entered into any gain recognition agreements under Code Section 367 and the Treasury Regulations promulgated thereunder. Neither MCT Holding nor any of its Tax Affiliates is liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income Tax purposes.

                    (e)          MCT Holding has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Code Section 355) in a distribution of stock qualifying for Tax-free treatment under Code Section 355.

                    (f)          Except as set forth on Schedule 3.6, MCT Holding has not requested any extension of time within which to file any MCT Holding Return, which return has not since been filed.

                    (g)          Neither MCT Holding nor any Tax Affiliate has, for the five (5) year period preceding the Closing, been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

                    (h)          There have been delivered to Dakota Plains true and complete copies of all MCT Tax Returns with respect to Taxes based on net income; and any other MCT Tax Returns requested by Dakota Plains that may be relevant to MCT Holding or any of its Tax Affiliates or their respective business, assets or operations for any and all Taxable periods ending before the date hereof; and for any other Taxable years that remain subject to audit or investigation by any Tax Authority.

                    (i)          Except as disclosed on Schedule 3.6, MCT Holding and each of its Tax Affiliates is, and at all times has been, a corporation or association Taxable as a corporation for federal income Tax purposes.

                    (j)          Neither MCT Holding nor any of its Tax Affiliates has made any election under Code Section 1362(a) to be an S corporation.

          3.7          Contracts and Commitments.

                    (a)          Except as set forth on Schedule 3.7, all material agreements of MCT Holding have been filed as an exhibit to the MCT SEC Filings (such material contracts and any contracts described on Schedule 3.7, the “MCT Contracts”).

                    (b)          To MCT Holding’s Knowledge, MCT Holding has performed, in all material respects, the obligations required to be performed by it in connection with the MCT Contracts and is not in receipt of any claim of default under any MCT Holding Contract; MCT Holding has no present expectation or intention of not fully performing any material obligation pursuant to any MCT Holding Contract; and MCT Holding has no Knowledge of any breach or anticipated breach by any other party to any MCT Holding Contract. Schedule 3.7 lists the liabilities and obligations of MCT Holding as of the Closing.

          3.8          Affiliate Transactions. Except as disclosed in the MCT SEC Filings, and other than pursuant to this Agreement, no officer, director or employee of MCT Holding, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such Persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such Persons) (collectively, the “MCT Insiders”), has any agreement with MCT Holding (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of MCT Holding (other than ownership of capital stock of MCT Holding). MCT Holding is not indebted to any MCT Holding Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no MCT Holding Insider is indebted to MCT Holding except for cash advances for ordinary business expenses). None of the MCT Insiders has any direct or indirect interest in any competitor, supplier or customer of MCT Holding or in any Person from whom or to whom MCT

Holding leases any property, or in any other Person with whom MCT Holding transacts business of any nature. For purposes of this Section 3.8, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

          3.9          Compliance with Laws; Permits.

                    (a)          Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on MCT Holding, MCT Holding and its officers, directors, agents and employees have complied with all applicable laws, Environmental Laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against MCT Holding, and MCT Holding has not received any written notice, alleging a violation of any such laws, Environmental Laws, regulations or other requirements.

                    (b)          MCT Holding has no licenses, permits, Environmental Permits or certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) and no such items are necessary to permit it to conduct its business and own and operate its properties.

          3.10          Exchange Act Reports.

                    (a)          The MCT Common Stock has been registered under Section 12 of the Exchange Act and MCT Holding is subject to the periodic reporting requirements of Section 13 of the Exchange Act.

                    (b)          Except as set forth on Schedule 3.10, MCT Holding has timely filed all forms, reports and documents required to be filed with the SEC by applicable law since the date it first became subject to the periodic reporting requirements of Section13 of the Exchange Act. All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that MCT Holding may file subsequent to the date hereof) are collectively referred to herein as the “MCT SEC Filings.” As of their respective dates, the MCT SEC Filings (i) were prepared in accordance with the requirements of the Securities Act or Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MCT SEC Filings, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Effective Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                    (c)          Each of the financial statements (including, in each case, any related notes thereto) contained in the MCT SEC Filings, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the financial position of MCT Holding at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of MCT Holding as of December 31, 2010 is hereinafter referred to as the “MCT Balance Sheet.” Except for those liabilities disclosed on Schedule 3.10(c) (the “Permitted

Liabilities”), as of the Merger Time MCT Holding will not have any liabilities of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP.

          3.11          No Undisclosed Liabilities. Except as reflected in the balance sheet of MCT Holding MCT as of September 30, 2011 or the related notes thereto (the “MCT Interim Balance Sheet”), MCT Holding has no liabilities, whether accrued, absolute, contingent, unliquidated or otherwise, of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of MCT Holding, except (i) liabilities which have arisen since the date of the MCT Interim Balance Sheet in the ordinary course of business consistent with past practice, none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit, and which would not reasonably be expected to have a Material Adverse Effect, or (ii) liabilities under this Agreement; or (iii) as otherwise specifically identified on Schedule 3.11. In the case of liabilities arising in the ordinary course of business consistent with past practice, such liabilities are separately and specifically identified on Schedule 3.11.

          3.12          Books and Records. The books of account, minute books, stock record books, and other similar records of MCT Holding, complete copies of which have been made available to Dakota Plains, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MCT Holding.

          3.13          Real Property. MCT Holding does not own any real property. MCT Holding has good and valid title to all of its leaseholds and other interests free and clear of all Liens, except for such Liens which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The real property to which such leaseholds and other interests pertain constitutes all of the real property used in MCT Holding’s business.

          3.14          Insurance. The insurance policies obtained and maintained by MCT Holding that are material to MCT Holding are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that MCT Holding is not currently required, but may in the future be required, to pay with respect to any period ending prior to the Effective Date), and MCT Holding has received no written notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

          3.15          Environmental Matters.

                    (a)          To its Knowledge, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on MCT Holding, (i) MCT Holding has not transported, handled, treated, stored, used, manufactured, distributed, disposed of, released or exposed its employees or others to any Hazardous Materials in violation of any applicable law, and (ii) MCT Holding has not engaged in any Hazardous Materials Activities in violation of any applicable law, rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                    (b)          There is no Environmental Claim pending or, to the Knowledge of MCT Holding, threatened as of the Effective Date against MCT Holding that will have a Material Adverse Effect on MCT Holding or will have a Material Adverse Effect on the ability of MCT Holding to consummate the transactions contemplated herein.

                    (c)          MCT Holding has complied and is in compliance, in each case in all material respects, with all applicable laws, rules, regulations, treaties and statutes promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          3.16          Absence of Certain Developments. Except as disclosed in the MCT SEC Filings or as otherwise contemplated by this Agreement, since December 31, 2010, MCT Holding has owned and operated its assets, properties and businesses consistent with past practice. Without limiting the generality of the foregoing, except as listed in Schedule 3.16, since December 31, 2010, MCT Holding has not:

(c)	experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on MCT Holding; or

(d)

suffered (i) any loss, damage, destruction or other property or casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which had or may reasonably be expected to result in a Material Adverse Effect on MCT Holding.

          3.17          Employee Benefit Plans.

                    (a)          MCT Holding does not have, and has never had, any employee benefit plan (within the meaning of Section 3(3) of ERISA), or any other plan, arrangement, program or payroll practice providing compensation, benefits or perquisites to any class of employees, former employees or directors of MCT Holding.

                    (b)          MCT Holding does not have, and has never had, any agreement, plan or other arrangement for the benefit of any independent contractor serving MCT Holding that is or was treated as a nonqualified deferred compensation plan under Code Section 409A.

                    (c)          The consummation of the transactions contemplated by this Agreement will not (i) cause any employee, former employee, director or independent contractor to become entitled to any severance pay, unemployment compensation or other payment; (ii) accelerate the time of payment or vesting of any benefit payable to any such Person or (iii) increase the amount of compensation or benefits due to any such Person.

          3.18          Employees. Except as otherwise set forth in Schedule 3.18, or as contemplated by this Agreement, to the Knowledge of MCT Holding, (i) neither any executive employee of MCT Holding nor any group of the employees of MCT Holding has any plans to terminate his, her or its employment; (ii) MCT Holding has no material labor relations problem pending and its labor relations are satisfactory; (iii) there are no workers’ compensation claims pending against MCT Holding nor is MCT Holding aware of any facts that would give rise to such a claim; (iv) no employee of MCT Holding is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of MCT Holding; and (v) no employee or former employee of MCT Holding has any claim with respect to any intellectual property rights of MCT Holding.

          3.19          Proprietary Information and Inventions. No current MCT Holding employee, consultant, or advisory board member is a party to either any non-disclosure agreement or an alternative employment agreement with MCT Holding containing comparable non-disclosure provisions.

          3.20          Intellectual Property. MCT Holding neither owns nor licenses any material intellectual property.

          3.21          Tax-Free Reorganization. Neither MCT Holding nor, to MCT Holding’s Knowledge, any of its Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

          3.22          Full Disclosure. The representations and warranties of each of MCT Holding and Merger Subsidiary contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact of which MCT Holding or Merger Subsidiary has Knowledge that has not been disclosed to Dakota Plains in the MCT SEC Filings or pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a Material Adverse Effect on MCT Holding or Merger Subsidiary, or materially adversely affect the ability of MCT Holding or Merger Subsidiary to consummate in a timely manner the transactions contemplated hereby.

          3.23          Private Placement. MCT Holding has taken all necessary action on its part such that the issuance of the Merger Consideration to Dakota Plains security holders constitutes a valid “private placement” that is exempt from the registration requirements of the Securities Act and applicable state securities laws.

          3.24          Trading Matters. At the date hereof (i) the MCT Common Stock is traded and quoted in the over-the-counter bulletin board market (the “OTCBB”), (ii) MCT Holding has and shall have performed or satisfied all of its undertakings to, and of its obligations and requirements with, the SEC, (iii) MCT Holding has not taken, and shall not have taken, any action that would preclude, or otherwise jeopardize, the inclusion of the MCT Common Stock for quotation on the OTCBB and (iv) MCT Holding does not have any reasonable basis to believe that the MCT Common Stock is the subject of delisting (or hearings or any similar process related thereto).

          3.25          Shell Company Status. At the date hereof and as of the Merger Time, MCT Holding is not a “shell company” as such term is defined in Section 12b-2 of the Exchange Act.

          3.26          Prepaid Assets. Schedule 3.26 hereof lists all prepaid assets of MCT Holding as of the Closing Date.

          3.27          Disposition of Assets. MCT Holding has (i) identified all of MCT Holding’s ownership interest in MCT Distribution for sale to Lindsey Hailstone; and (ii) arranged for MCT Distribution to assume all of MCT Holding’s liabilities other than any obligations arising under the Indemnification Agreements by and between MCT Holding and certain of the persons serving as directors and shareholders of MCT Holding prior to the Merger Time. As of the Effective Date substantially all of the assets and liabilities of MCT Holding, other than the Cash at Closing, are held by MCT Distribution.

ARTICLE 4
Additional Covenants and Agreement

          4.1          Governmental Filings. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such filing, application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or Proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement.

          4.2          Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          4.3          Tax Treatment. The Surviving Company shall not knowingly take any action which could reasonably be expected to disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

          4.4          Press Releases. Dakota Plains and MCT Holding shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the other transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

          4.5          Securities Law Filings. Promptly upon the execution of this Agreement, the parties hereto shall cooperate in the preparation and filing of all filings required by applicable securities laws, including, without limitation, current reports on Form 8-K under the Exchange Act and information required by Rule 14f-1, if applicable, under the Exchange Act.

          4.6          Disposition of Assets. As soon as is practicable after the Closing, the Surviving Company intends to sell to David C. Merrell all of its ownership interest in MCT Distribution (the “Disposition of Assets”).

ARTICLE 5
Deliveries at Closing

          5.1          Closing Deliveries of Dakota Plains. At Closing, Dakota Plains will deliver the following to MCT Holding and Merger Subsidiary:

                    (a)          Secretary’s Certificate. Dakota Plains shall have furnished to MCT Holding (i) copies of the text of the resolutions by which the corporate action on the part of Dakota Plains necessary to approve this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of Dakota Plains by its corporate secretary or one of its assistant corporate secretaries certifying to MCT Holding that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of Dakota Plains by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Dakota Plains executing this Agreement, the Articles of Merger or any other agreement, certificate or other instrument executed pursuant hereto by Dakota Plains, and (iv) a copy of the articles of incorporation of Dakota Plains, certified by the Secretary of State of the State of Minnesota, and a certificate from the Secretary of State of the State of Minnesota evidencing the good standing of Dakota Plains in such jurisdiction.

                    (b)          Audited Financial Statements. Dakota Plains shall have delivered to MCT Holding the DP Financial Statements.

                    (c)          Restricted Stock Agreements. Each of Gabriel G. Claypool and Nicholas Q. Dillon will have entered into Restricted Stock Agreements.

                    (d)          Business Plan. Dakota Plains shall have delivered to MCT Holding, and MCT Holding will have reviewed and approved (such approval not to be unreasonably withheld), a written business or operating plan regarding the business of the Surviving Company.

                    (e)          Payment of MCT Holding Liabilities. MCT Holding will have satisfied all of MCT Holding’s payment obligations identified on Schedule 3.7.

          5.2          Closing Deliveries of MCT Holding. At Closing, MCT Holding will deliver to Dakota Plains the following:

                    (a)          Secretary’s Certificate. MCT Holding shall have furnished to Dakota Plains (i) copies of the text of the resolutions by which the corporate action on the part of each of MCT Holding and Merger Subsidiary necessary to approve this Agreement and the Articles of Merger, the election of the directors of the Surviving Company to serve following the Merger Time and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporate secretary of each of MCT Holding and Merger Subsidiary, in each case, dated as of the Closing Date certifying to Dakota Plains that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of each of MCT Holding and Merger Subsidiary by their respective corporate secretary or one of their respective assistant corporate secretaries certifying the signature and office of each officer of MCT Holding and Merger Subsidiary, as the case may be, executing this Agreement, the Articles of Merger or any other agreement, certificate or other instrument executed pursuant hereto, (iii) a copy of the articles of incorporation of MCT Holding certified by the Secretary of State for the State of Nevada, (iv) evidence of the good standing of MCT Holding in the State of Nevada dated as of a recent date, (v) a copy of the articles of incorporation of Merger Subsidiary certified by the Secretary of State for the State of Minnesota, and (vi) evidence of the good standing of MCT Holding in the State of Minnesota dated as of a recent date.

                    (b)          Legal Opinions. Dakota Plains shall have received a legal opinion from Leonard W. Burningham, Esq., as counsel to MCT Holding, which opinion may be based on customary reliance and subject to customary qualifications, to the effect that (i) the issuance of the Merger Consideration is exempt from the registration requirements of the Securities Act, and (ii) MCT Holding is not, and immediately prior to the Merger Time and as of immediately prior to the Merger Time will not be, a “shell company” as defined in Section 12b-2 of the Exchange Act.

                    (c)          Resignations and Terminations. Effective as of the Merger Time, MCT Holding’s officers and employees will have resigned or been terminated in writing by MCT Holding immediately prior to the Merger Time, and all members of the Board shall have delivered their resignations from the Board.

                    (d)          Employment Agreements. Gabriel G. Claypool, Timothy R. Brady and Nicholas Q. Dillon will have each entered into employment agreements with MCT Holding to serve as its Chief

Executive Officer, Chief Financial Officer and Vice President of Finance, respectively. The form of Mr. Claypool’s employment agreement is attached hereto as Exhibit E; the form of Mr. Brady’s employment agreement is attached hereto as Exhibit F; and the form of Mr. Dillon’s employment agreement is attached hereto as Exhibit G.

                    (e)          Cash at Closing. At the Closing, MCT Holding will have available the Cash at Closing.

                    (f)          Permitted Liabilities. At the Closing, MCT Holding will have no liabilities of any nature other than the Permitted Liabilities listed on Schedule 3.10(c).

                    (g)          Indemnification. As of the Closing Date, MCT Distribution and certain of the persons serving as directors and shareholders of MCT Holding prior to the Merger Time, will have executed agreements indemnifying and holding harmless the Surviving Corporation against all losses sustained by it in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any act or omission of MCT Holding prior to the Merger Time, for a period of two (2) years after the Closing Date and in an amount not to exceed $2,000,000 in the aggregate, as further set forth in Section 4 of the Stock Purchase Agreement to be entered into between MCT Holding and MCT Distribution in connection with the Disposition of Assets.

ARTICLE 6
General Provisions

          6.1          Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, fax, overnight delivery service, or registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to MCT Holding (post-Merger)
or to Dakota Plains:	c/o Gabriel G. Claypool
294 Grove Lane East
Wayzata, MN 55391

with copies to:	Faegre Baker Daniels LLP
c/o W. Morgan Burns
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901

If to MCT Holding or Merger Subsidiary (pre-Merger)
or to MCT Distribution:	c/o Travis T. Jenson
4685 South Highland Drive, #202
Salt Lake City, Utah 84117

with copies to:	Leonard W. Burningham, Esq.
455 East 500 South, Suite 205
Salt Lake City, Utah 84111

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; if delivered by registered or certified mail

(postage prepaid and return receipt requested), when receipt acknowledged; if faxed, on the day of transmission or, if that day is not a business day, on the next business day; and the next day delivery after being timely delivered to a recognized overnight delivery service.

          6.2          No Survival. The representations and warranties contained in this Agreement and in any instrument delivered pursuant to this Agreement will survive the Closing for a period of one (1) year. The covenants or agreements contained in ARTICLE 1 and any other covenants or agreements contained in this Agreement requiring performance or compliance after the Merger Time shall survive the Merger Time indefinitely.

          6.3          Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections, Articles, Exhibits or Schedules refer to Sections of, Articles of, Exhibit to, or Schedule to, this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

          6.4          Severability. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by applicable law, but as close to the parties’ original intent as is permissible.

          6.5          Entire Agreement; Amendment; Waiver. This Agreement, including the Schedules, constitutes the entire Agreement between the parties pertaining to the subject matter herein and supersedes any prior representations, warranties, covenants, agreements and understandings of the parties regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each party. No waiver of any term hereof will be binding unless expressed as such in a document executed by the party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

          6.6          Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          6.7          Third-Party Beneficiaries. This Agreement is not intended to confer any right or cause of action hereunder upon any Person other than the parties hereto.

          6.8          Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Minnesota (except to the extent the NRS applies), without regard to the conflicts of law rules of such state.

          6.9          Jurisdiction; Service of Process. Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of Minnesota, Hennepin County, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in

Section 6.1. Nothing in this Section 6.9, however, affects the right of any party to serve legal process in any other manner permitted by law.

ARTICLE 7
Certain Definitions

          “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

          “Agreement” has the meaning ascribed thereto in the preamble to this Agreement.

          “Ancillary Document” means, with respect to a Person, any document delivered by or on behalf of such Person in connection with the execution and delivery of this Agreement and the Closing, pursuant to this Agreement (but does not include this Agreement).

          “Articles of Merger” means the articles of merger in substantially the form attached hereto as Exhibit C.

          “Board” has the meaning ascribed thereto in Section 1.6(a).

          “Book Entry” means uncertificated shares of stock represented by book entry in applicable entity’s records.

          “Cash at Closing” means an amount in cash or cash equivalents equal to the total liabilities of MCT Holding immediately preceding the Merger.

          “Closing” has the meaning ascribed thereto in Section 1.1(a).

          “Closing Date” has the meaning ascribed thereto in Section 1.1(a).

          “Code” has the meaning ascribed thereto in the background of this Agreement.

          “Dakota Plains” has the meaning ascribed thereto in the preamble to this Agreement.

          “Disposition of Assets” has the meaning ascribed thereto in Section 4.6.

          “Dissenting Shares” has the meaning ascribed thereto in Section 1.5.

          “DP Common Stock” means the common stock, par value $0.001 per share, of Dakota Plains.

          “DP Financial Statements” has the meaning ascribed thereto in Section 2.10.

          “DP Insiders” has the meaning ascribed thereto in Section 2.8.

          “DP Balance Sheet” has the meaning ascribed thereto in Section 2.11.

          “DP Restricted Stock” has the meaning ascribed thereto in Section 1.2(d).

          “DP Tax Returns” has the meaning ascribed thereto in Section 2.6(a).

          “DP Stock” means the DP Common Stock and the DP Restricted Stock.

          “Effective Date” means the date first set forth in the preamble to this Agreement.

          “Environmental Claim” means any written notice by a Governmental Authority alleging potential liability (including potential liability for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of or resulting from (a) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by any Acquired Company or (b) any violation, or alleged violation, of any Environmental Law.

          “Environmental Law” means any and all federal, state, local and foreign laws, common laws, statutes, ordinances, rules, regulations or other legal requirement relating to (i) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, release or disposal of, Hazardous Materials.

          “Environmental Permit” means, with respect to any of the parties hereto, any permit, license, certificate, approval or authorization issued by a Governmental Authority that is required for the operation of such party’s business or the holding of any of its material assets or properties.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “GAAP” means generally accepted United States accounting principles as have been consistently applied by the respective corporation.

          “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal, whether domestic or foreign.

          “Hazardous Materials” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum or fraction thereof, and any other chemical, waste, substance or material listed in or regulated by or identified in any Environmental Law.

          “Knowledge” means (a) an individual will have “Knowledge” of a particular fact or other matter if such individual is actually consciously aware of such fact or matter; and (b) a Person, other than an individual, will have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or officer (or similar executive) of such Person currently has Knowledge, as stated in clause (a), of such fact or other matter

          “Leased Real Property” has the meaning ascribed thereto in Section 2.13.

          “Liens” has the meaning ascribed thereto in Section 2.3(a).

          “Material Adverse Effect” means, with respect to any entity, a material adverse effect on the business, operations, results of operations or financial condition of such entity taken as a whole, but shall exclude any effect resulting from or relating to (i) general economic conditions or general effects on the industries in which such entity operates, (ii) acts of terrorism or war (whether or not threatened, pending or declared), or (iii) the public announcement of this Agreement or the transactions contemplated hereby.

          “MBCA” has the meaning ascribed thereto in the background of this Agreement.

          “MCT Holding” has the meaning ascribed thereto in the preamble to this Agreement.

          “MCT Common Stock” means the common stock, par value $0.001 per share, of MCT Holding.

          “MCT Contracts” has the meaning ascribed thereto in Section 3.7(a).

          “MCT Insiders” has the meaning ascribed thereto in Section 3.8.

          “MCT Balance Sheet” has the meaning ascribed thereto in Section 3.10(c).

          “MCT Interim Balance Sheet” has the meaning ascribed thereto in Section 3.11.

          “MCT Distribution” means MCT Distribution Incorporated, a Utah corporation and a wholly-owned subsidiary of MCT Holding.

          “MCT Tax Returns” has the meaning ascribed thereto in Section 3.6(a).

          “MCT SEC Filings” has the meaning ascribed thereto in Section 3.10(b).

          “Merger Time” has the meaning ascribed thereto in Section 1.1(a).

          “Merger Consideration” means (a) the shares of MCT Common Stock issuable in connection with the Merger to the holders of DP Common Stock pursuant to Section 1.2(a), (b) the Replacement Options to be issued to holders of Options pursuant to Section 1.2(b), (c) the Replacement Warrants to be issued to holders of Warrants pursuant to Section 1.2(c), and (d) restricted shares of MCT Common Stock issuable to holders of DP Restricted Stock pursuant to Section 1.2(d).

          “Merger” has the meaning ascribed thereto in the background of this Agreement.

          “Merger Subsidiary” has the meaning ascribed thereto in the preamble to this Agreement.

          “NRS” means the Nevada Revised Statutes or any successor statute.

          “Options” has the meaning ascribed thereto in Section 1.2(b).

          “OTCBB” has the meaning ascribed thereto in Section 3.25.

          “Owned Real Property” has the meaning ascribed thereto in Section 2.13.

          “Permitted Liabilities” has the meaning ascribed thereto in Section 3.10(c).

          “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company or partnership, joint venture, estate, trust, proprietorship, association, organization, labor union or Governmental Authority.

          “Proceeding” means any action, arbitration, audit, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

          “Real Property” has the meaning ascribed thereto in Section 2.13.

          “Replacement Warrants” has the meaning ascribed thereto in Section 1.2(b).

          “SEC” means the United States Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Surviving Company” has the meaning ascribed thereto in ARTICLE 1.

          “Tax” (and with the corresponding meaning “Taxes” and “Taxable”) means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, transfer, value added, ad valorem, franchise, capital stock, profits, license, withholding, payroll, employment, social security, unemployment, disability, workers’ compensation, employment-related insurance, excise, environmental, severance, stamp, occupation, premium, real property, personal property, or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount, imposed by any Governmental Authority, whether disputed or not; and (b) any liability for the payment of any amount of the type described in clause (a) as a result of an entity being a member of a consolidated, affiliated, combined or unitary group.

          “Tax Affiliate” shall include each of the following entities, which collectively, shall be “Tax Affiliates:” (A) a party to this Agreement; (B) each of its subsidiaries and other Affiliates (if any); (C) each other member of any consolidated, affiliated, combined or unitary group of which such party or any such Affiliate is or was a member for purposes of any Taxes.

          “Tax Returns” (and with corresponding meaning “Tax Return”) shall include all returns, claims for refund, declarations, reports, estimates, elections and information returns and statements (including any attached schedules and any amendments thereto) required to be filed or sent by or relating to a party to this Agreement or any of its Tax Affiliates and relating to any Taxes with respect to any income, properties or operations of such party or any of such Tax Affiliates.

          “Tax Authority” shall mean the U.S. Internal Revenue Service and any other federal, state, local or foreign Governmental Authority responsible for the administration of any Tax.

          “Warrants” has the meaning ascribed thereto in Section 1.2(c).

[Signatures on Following Page]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the date first written above.

DAKOTA PLAINS, INC.

By:	/s/ Gabriel G. Claypool
Name:	Gabriel G. Claypool
Its:	Chief Executive Officer

MCT HOLDING CORPORATION

By:	/s/ Travis T. Jenson
Name:	Travis T. Jenson
Its:	President

DP ACQUISITION CORPORATION

By:	Travis T. Jenson
Name:	Travis T. Jenson
Its:	President

[Signature Page to Agreement and Plan of Merger]